EXHIBIT 99.1

                   Governor Schwarzenegger Signs Re-Negotiated
                     Gaming Compacts with Five Indian Tribes

Agreement Provides Fair Contribution of Gaming Revenue and Foundation for Positive Long-Term Relationship

Praising a new partnership between the State of California, local communities and certain Indian tribes, Governor Arnold Schwarzenegger today signed gaming compacts with five tribes that provide a fair contribution of gaming revenues that will compensate the state for years to come. The agreements also guarantee important and increased protections for casino patrons and workers, the environment, and local communities.

"Today we are here to declare victory for California once again. We are going to sign new gaming compacts with Tribal Governments," said Governor Schwarzenegger at a signing ceremony in Memorial Auditorium, near the state capitol. "The new agreement respects the tribes' sovereignty, it protects their exclusive gaming rights, and it begins a new financial partnership between the tribes, local communities and the great State of California."

Making the new agreement with the State of California are the Pala Band of Mission Indians, the Pauma Band of Luiseno Indians, the Rumsey Band of Wintun Indians, the Viejas Band of Kumeyaay Indians and the United Auburn Indian Community.

"This agreement helps local governments meet their law enforcement, fire protection and infrastructure needs," said Governor Schwarzenegger. "It strengthens our environmental protections. It provides more rights and safeguards for workers and guests. It brings in at least $1 billion in new state revenue this year, which I will dedicate to desperately needed transportation projects. And in addition, this agreement can generate up to another $150-$200 million a year in ongoing state revenue, which is good for California."

"This is a fair deal for the tribes and for the state. It solidifies a partnership based on their exclusive gaming rights. I am hopeful that more tribes will join us," the Governor added.

Details of the compacts signed today include:

     o A $1 billion payment to the state, to be financed by a bond repaid over 18 years. Upon repayment of the bond, the tribes then will make annual payments to the state for the duration of the compact, expected to total an additional $700 million. The one-time payment is based on $100 million annual payments by the tribes over 18 years, which is at least 10% of the tribes' current slot machine net win and in some cases represents more than 18% of net profits.

     o A graduated scale of progressively higher annual fees for additional slot machines above the current limit of 2000 machines, reaching up to $25,000 per additional machine. The fees represent approximately 15% of the net win of the additional machines on average and are estimated to provide as much as $150-$200 million in annual revenue to the state over time from these tribes alone.

     o Additional slot machines may be located only on presently existing Indian land at presently existing gaming operation locations.

     o Tribes will make increased annual payments in the amount of $2 million per tribe for a total of $10 million annually to the Revenue Sharing Trust Fund for non-gaming tribes and those with lesser operations.

     o Tribes will allow the state to inspect the slot machines and will submit patron disputes to binding arbitration.

     o Tribes agree California tort law and procedure will govern cases involving third party injury, will increase liability coverage from the existing $5 million in aggregate to $10 million per occurrence, and will agree to binding arbitration of all claims.

     o Tribes agree to prepare an Environmental Impact Report for new projects and to negotiate mitigation of off-reservation impact and increased demand for services with local governments, with binding arbitration if negotiations reach impasse.

     o Tribes agree to meet or exceed California Building Code and Public Safety Code on new construction, to allow the state to inspect construction in progress, and to permit the state to prohibit occupancy in any portion where there is a serious or significant risk to health or safety.

     o The duration of these renegotiated compacts is extended to 2030, providing long-term stability for the tribes and the state.

     o In exchange for the one-time $1 billion payment from the bond, the tribes are guaranteed the exclusive right to offer slot machines and banked card games free from competition from non-tribal entities.

     o Tribes without existing arrangements with organized labor agree to modify their Tribal Labor Relations Ordinance to provide workers with enhanced organizing rights in exchange for a no-strike clause.

In order to protect these agreements, which provide a fair contribution of gaming revenue to the state in exchange for exclusivity for tribal gaming, Governor Schwarzenegger announced he will oppose a ballot initiative that could result in slot machines in certain card rooms and race tracks. The Governor had announced previously that he opposes a ballot initiative to allow unlimited gaming expansion on Indian lands.

"I will also protect this partnership, and the will of the people, by working to defeat the gaming initiatives set for the November ballot," said Governor Schwarzenegger. "I urge voters to join me and preserve the exclusive rights they voted to give the tribes back in 2000."

The compacts signed today must be ratified by the Legislature and then approved by the federal government. The compacts can be viewed at the Governor's website at www.governor.ca.gov.

The Governor concluded his remarks by thanking everyone involved in the negotiations. "I want Californians to know that at every turn the leaders in this state are coming together to work for the collective good of California," said Governor Schwarzenegger. "It has already happened with Republican leaders, Democrat leaders, business leaders, labor leaders, education leaders, local government leaders, and now it has happened with tribal leaders. All of these leaders understand that California's recovery will not happen by the strength of one person or one group but by the strength of a unified team...There is the old battle strategy known as 'divide and conquer.' But I say for any challenge, any problem we face, the California strategy will be 'unite and conquer.' We are a unified team, and a unified team is simply unbeatable."